Exhibit 5.1




January 30, 1996



Board of Directors
Mednet, MPC Corporation
871-C Grier Drive
Las Vegas, Nevada 89119

Re: Mednet, MPC Corporation
Registration Statement on Form S-1

Gentlemen:

         We have acted as counsel to Mednet, MPC Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"), to be filed on or about January 26, 1996 pertaining to 3,811,725 shares of the Company's common stock, $.001 par value of which 499,277 shares have been pledged to ArcVentures, Inc. as collateral (the "Collateral Shares"), up to 699,518 are issuable by the Company pursuant to the terms of certain outstanding warrants or convertible notes (the "Warrant Shares"), 1,783,330 are issuable on conversion of the Series A Preferred (the "Conversion Shares") and 837,600 shares are currently owned by certain of the Selling Stockholders (the "Other Shares").

         We have reviewed the Articles of Incorporation and Bylaws of the Company, as amended, resolutions of the board of directors of the Company, the Registration Statement and such other documents as we have deemed appropriate. As to factual matters we have relied upon certificates supplied to us by officers of the Company. In rendering the opinion expressed herein, we have assumed, without investigation, the validity of all documents and the accuracy of all information supplied to us by the Company. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

         Based upon the foregoing, we are of the opinion that:

     (a) at such time as ArcVentures, Inc. becomes entitled to sell the Collateral Shares being registered pursuant to the Registration Statement, the Collateral Shares will be legally issued, fully paid and non-assessable;

     (b) the Warrant Shares being registered pursuant to the Registration Statement will be, upon the Company's receipt of the exercise price of the option or warrant being exercised or the Company's receipt of the notes being converted, legally issued, fully paid and non- assessable;

     (c) the Conversion  Shares being  registered  pursuant to the  Registration
         Statement will be, upon the conversion of the Series A Preferred or Convertible Notes in accordance with their terms, legally issued, fully paid and non-assessable; and

     (d) The  Other  Shares  being  registered   pursuant  to  the  Registration
         Statement are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS & INGERSOLL